UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): May 4, 2011
CORE LABORATORIES N.V.
(Exact name of registrant as specified in its charter)
001-14273
(Commission File Number)

The Netherlands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Herengracht 424 1017 BZ Amsterdam The Netherlands (Address of principal executive offices)	Not Applicable (Zip Code)
Registrant’s telephone number, including area code: (31-20) 420-3191
Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into Material Definitive Agreement
On May 4, 2011, Core Laboratories N. V. entered into an amendment (the “Warrant Amendment”) to its Warrant Confirmation dated October 31, 2006 and Warrant Confirmation Amendment dated November 15, 2006 (the “Confirmations”), with Citibank, N.A. in order to accelerate the settlement of a portion of the warrants. As a result of the Warrant Amendment, 25% of the warrants will settle based upon company stock prices during the twenty trading day period beginning on May 4, 2011 and ending June 1, 2011 ahead of the currently scheduled period beginning on December 27, 2011 and ending January 25, 2012 as described in the Confirmations for the balance of the warrants. In addition, the Warrant Amendment establishes a new strike price for the warrants that will settle on an accelerated basis to take into account the time value of money and is described on a schedule attached to the Warrant Amendment.
The settlement of all warrants is determined by subtracting the strike price for that day from the daily VWAP and multiplying that number by the daily number of warrants and then dividing by the daily VWAP. For example, on the first date of the accelerated period, May 4, 2011, the VWAP was $90.4851 and the strike price was $59.0282 resulting in a required delivery of 28,646 shares. Thus, we anticipate at this time that the number of shares that will have to be delivered pursuant to the Warrant Amendment during the accelerated period will be approximately 600,000 shares. The shares to be delivered are not included in our basic share count, but they have already been accounted for in our diluted share count. Upon issuance, they will be added to our basic share count. No additional consideration will be paid in connection with the settlement of such shares.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Warrant Amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities
The information set forth under Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

4.1	Warrant Confirmation Amendment Agreement between Core Laboratories N.V. and Citibank, N.A., dated May 4, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.
Dated: May 10, 2011	By	/s/ Richard L. Bergmark
Richard L. Bergmark
Chief Financial Officer

CORE LABORATORIES N.V.
EXHIBIT INDEX TO FORM 8-K

EXHIBIT NO.	ITEM
4.1	Warrant Confirmation Amendment Agreement between Core Laboratories N.V. and Citibank, N.A., dated May 4, 2011.